Exhibit 99.1

SDI Signs Strategic Technology License & Supply Agreement; Receives Initial $500K Standing Offer with United Tactical Systems

TAMPA, Fla.--(BUSINESS WIRE)--April 20, 2015--(TSX-V:SDZ) (OTCBB:SDEV) Security Devices International Inc. (“SDI” or “the Company”) today announced the signing of a five-year, non-exclusive, renewable Technology License and Supply Agreement (“TLSA”) with United Tactical Solutions (“UTS”) of Chicago, IL. UTS is a global provider of specialized less-lethal solutions, with an extensive U.S. customer base, and international customers in dozens of countries.

Under the terms of the TLSA, UTS will purchase volume quantities of SDI’s full range of products for private labeling and re-sale under the UTS Conflict Defense Solutions (“CDS”) brand. Sales will be through the global UTS network of more than 6,000 customers across military, law enforcement and correctional services agencies.

The TLSA includes an initial Standing Offer from UTS for US$500,000 as a contracting vehicle for volume purchases, with related provisions that guarantee minimum annual quantity purchases.

The TLSA also provides SDI with access to the UTS training network of more than 100 less-lethal trainers for end-user certification on SDI products within these agencies. Such training and certification is a major factor in customer up-take and adoption of the Company’s products.

Company President Gregory Sullivan, commented, “This is a key milestone in SDI’s market development strategy, with the potential to add significantly to recent sales momentum. We look forward to working closely with UTS in order to realize the full potential that this opportunity presents for both companies.”

George Eurick, CEO of UTS, added, "As a global supplier of non-lethal solutions, UTS seeks out strategic products to complement its offerings and is very excited to now include SDI’s suite of unique 40MM projectiles. Our assessment is that SDI’s technology leads the market in performance and fills a critical niche in the mission set and intervention requirements of our customers in the U.S., and around the world.”

This press release is for information purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any securities of SDI in any jurisdiction.

Forward Looking Statement

The information in this news release includes certain information and statements about management’s view of future events, expectations, plans and prospects that constitute forward looking statements including information with respect to the offering. Because of certain risks and uncertainties and as a result of a variety of factors, the actual results, expectations, achievements or performance may differ materially from those anticipated and indicated by these forward looking statements. Although SDI believes that the expectations reflected in forward looking statements are reasonable, it can give no assurances that the expectations of any forward-looking statements will prove to be correct. Except as required by law, SDI disclaims any intention and assumes no obligation to update or revise any forward looking statements to reflect actual results, whether as a result of new information, future events, changes in assumptions, changes in factors affecting such forward looking statements or otherwise.

NEITHER THE TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

CONTACT:
For additional information on SDI:
Allen EZER, 416-453-7798
Exec. VP
Or visit: www.securitydii.com
or
For additional information on UTS:
Atria GILLIGAN, 858-638-0236
Corporate Relations
Or visit: www.pepperball.com